Exhibit 99.1

ENERGY FOCUS, INC. COMPLETES DEBT CONVERSION

SOLON, Ohio, April 11, 2014 — Energy Focus, Inc. (OTCQB:EFOI), a leader in LED lighting technologies, today announced all of the Company’s 5% convertible subordinated promissory note holders converted the outstanding principal amount of $6,145,000 into 26,717,393 shares of common stock of the Company effective March 31, 2014, eliminating the majority of the Company’s long-term debt.

As consideration for entering into the agreements, the note holders will receive additional interest payments for six months following the conversion. The conversion of all outstanding notes is expected to cause the Company to incur a non-operating charge of approximately $2.7 million due primarily to the write-off of the unamortized debt discount associated with the notes, but will also increase shareholders’ equity by $6.1 million.

“We are pleased with the continuing confidence our investors have shown in Energy Focus,” said James Tu, Executive Chairman. “As we grow our sales pipeline with new large clients, this transaction is an incremental yet important step in improving our balance sheet and strengthening us financially, not only as a publicly traded company, but also as a leader in LED lighting retrofit. We very much appreciate the support of our convertible holders and welcome them as shareholders.”

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all matters that are not historical facts and can be identified by the use of words such as “believes,” “expects,” and similar expressions. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from Energy Focus’ forward-looking statements. These risks and uncertainties include, but are not limited to: future charges and financial results; growth in the markets into which Energy Focus sells; conditions of the lighting industry and the economy in general; our ability to compete in certain markets; the evolution and future size of those markets; net sales and sales pipeline growth; sources of net sales; anticipated revenue from government contracts; our reliance upon a limited number of customers; trends in the price and performance of light-emitting diode (“LED”) lighting products; and the benefits and performance of our lighting products. For more information about potential factors that could affect the financial results of Energy Focus, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products, turnkey energy efficient lighting solutions and a developer of energy efficient lighting technology. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government continues to enable us to provide energy efficient LED lighting products to the U.S. Navy and the Military Sealift Command fleets.

Customers include national, state and local U.S. government agencies as well as Fortune 500 companies, the U.S. Navy, and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, and the United Kingdom. For more information, see our web site at www.energyfocusinc.com.

Media and Investor Contact:
Energy Focus, Inc.
(440) 715-1300
pr@energyfocusinc.com

ir@energyfocusinc.com